Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
July 22, 2010	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Announces Second Quarter Results

HOUSTON, July 22, 2010 - Cabot Oil & Gas Corporation (NYSE: COG) today reported second quarter net income of $21.7 million, or $0.21 per share, as compared to net income of $25.5 million, or $0.25 per share, in the second quarter of 2009. Removing the selected items in both periods, (which are detailed in the Selected Items Table and include the impact-related to the sale of assets, stock compensation and derivatives), the 2010 quarter’s net income was $19.9 million, or $0.19 per share, as compared to $39.1 million, or $0.38 per share, for the second quarter of 2009.

Cash flow from operations for the 2010 second quarter totaled $127.1 million, while discretionary cash flow was $109.5 million. Comparatively, 2009 second quarter cash flow from operations was $147.9 million, and discretionary cash flow was $133.6 million.

Driving these results were lower natural gas realized prices partially offset by higher realized oil prices and higher production levels. “Our second quarter production level of 30.5 Bcfe is the highest quarterly level ever reported and was approximately 20 percent higher than the volumes reported in last year’s second quarter,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Directionally this is very positive for Cabot and reflects only two weeks of production from phase one of the new compressor station in Pennsylvania.” In terms of pricing, realized natural gas prices were $5.48 per Mcf in the 2010 second quarter versus $7.25 per Mcf in the 2009 second quarter that benefited from a significantly large hedge gain. Realized oil prices for the period increased 15 percent to $96.70 per barrel over last year’s second quarter.

In terms of cost comparisons, per unit levels improved in this second quarter for nearly all of the expense categories versus last year’s second quarter.

Year-to-Date

In the six months ended June 30, 2010, Cabot reported net income of $50.4 million, or $0.49 per share, compared to $73.1 million, or $0.71 per share, for the same period last year. The cash flow comparisons for the six months ended June 30, 2010 and June 30, 2009, respectively, are cash flow from operations of $243.2 million versus $300.4 million and discretionary cash flow of $241.0 million versus $271.7 million. The 2010 six-month net income figure, after removal of the selected items, was $50.4 million, or $0.49 per share, versus $81.3 million, or $0.78 per share, for the six-month period ended June 30, 2009.

“The same dynamic that drove the quarter results apply to the year-to-date periods – increased production and lower natural gas price realizations,” stated Dinges. “Production was up approximately 12 percent for the six-month comparable periods while natural gas prices fell 19 percent and oil prices increased 22 percent.” Per unit expenses, other than DD&A and exploration expense which was flat, were down between the year-to-date six-month comparable periods.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s second quarter financial and operating results discussion with financial analysts on Thursday, July 22, 2010 at 4:00 p.m. EDT (3:00 p.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 84971115. The replay will be available through Saturday, July 24, 2010. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS -- Page 3

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
North	17.1	11.9	31.5	22.6
South	11.8	12.0	22.8	25.3
Canada	-	0.4	-	1.0

Total	28.9	24.3	54.3	48.9

Crude/Condensate/Ngl
North	28.0	32.0	51.0	59.0
South	221.0	163.0	416.0	328.0
Canada	-	2.0	-	6.0

Total	249.0	197.0	467.0	393.0

Equivalent Production (Bcfe)	30.5	25.5	57.1	51.2

PRICES
Average Produced Gas Sales Price ($/Mcf)
North	$4.47	$6.29	$4.98	$6.72
South	$6.95	$8.30	$7.38	$8.12
Canada	$-	$3.22	$-	$3.40
Total (1)	$5.48	$7.25	$5.99	$7.38

Average Crude/Condensate Price ($/Bbl)
North	$67.27	$52.61	$67.63	$42.73
South	$100.65	$90.15	$100.75	$86.72
Canada	$-	$45.14	$-	$36.46
Total (1)	$96.70	$83.76	$97.04	$79.55

WELLS DRILLED
Gross	21	33	45	82
Net	21	28	41	65
Gross Success Rate	100%	100%	98%	98%

(1) These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Realized Impacts to Gas Pricing	$1.44	$4.15	$1.29	$3.74
Realized Impacts to Oil Pricing	$21.82	$30.78	$22.09	$34.87

CABOT OIL & GAS RESULTS -- Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating Revenues
Natural Gas Production	$159,761	$176,213	$325,842	$360,735
Brokered Natural Gas	13,348	11,704	38,221	45,085
Crude Oil and Condensate	21,211	16,210	41,193	30,452
Other	1,154	697	2,774	2,491

	195,474	204,824	408,030	438,763
Operating Expenses
Brokered Natural Gas Cost	11,793	10,684	33,061	40,433
Direct Operations - Field and Pipeline	24,347	23,073	47,330	48,552
Exploration	10,233	10,397	18,659	16,863
Depreciation, Depletion and Amortization	76,726	61,838	150,224	126,930
General and Administrative (excluding Stock-Based Compensation)	10,469	10,946	22,991	22,882
Stock-Based Compensation (1)	2,384	6,171	5,608	11,300
Taxes Other Than Income	11,841	10,914	22,646	23,812

	147,793	134,023	300,519	290,772
Gain (Loss) on Sale of Assets (2)	4,387	(16,562)	5,146	(3,855)

Income from Operations	52,068	54,239	112,657	144,136
Interest Expense and Other	15,769	15,046	30,681	29,272

Income Before Income Taxes	36,299	39,193	81,976	114,864
Income Tax Expense	14,617	13,691	31,598	41,782

Net Income	$21,682	$25,502	$50,378	$73,082

Net Earnings Per Share - Basic	$0.21	$0.25	$0.49	$0.71
Weighted Average Common Shares Outstanding	103,915	103,640	103,855	103,581

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plans which commenced in 2008.

(2)

The gain on sale of assets in 2010 primarily relates to the sale of the Woodford Shale Prospect offset by an impairment charge related to properties held for sale. The loss on sale in 2009 primarily relates to the sale of our Canadian properties in April 2009, partially offset by a gain on sale of assets from the first quarter 2009 sale of Thornwood properties in the North region.

CABOT OIL & GAS RESULTS -- Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009
Assets
Current Assets	$248,257	$281,502
Property, Equipment and Other Assets	3,621,943	3,401,899

Total Assets	$3,870,200	$3,683,401

Liabilities and Stockholders’ Equity
Current Liabilities	$226,833	$308,741
Long-Term Debt	1,015,000	805,000
Deferred Income Taxes	675,824	644,801
Other Liabilities	106,639	112,345
Stockholders’ Equity	1,845,904	1,812,514

Total Liabilities and Stockholders’ Equity	$3,870,200	$3,683,401

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cash Flows From Operating Activities
Net Income	$21,682	$25,502	$50,378	$73,082
Unrealized (Gain) Loss on Derivatives	(942)	126	(355)	(815)
Income Charges Not Requiring Cash	79,802	69,151	158,579	140,443
(Gain) Loss on Sale of Assets	(4,387)	16,562	(5,146)	3,855
Deferred Income Tax Expense	13,375	11,903	29,091	38,252
Changes in Assets and Liabilities	17,551	14,210	2,205	28,705
Exploration Expense	-	10,397	8,426	16,863

Net Cash Provided by Operations	127,081	147,851	243,178	300,385

Cash Flows From Investing Activities
Capital Expenditures	(218,741)	(132,338)	(454,143)	(309,833)
Proceeds from Sale of Assets	15,940	64,604	16,742	79,667

Net Cash Used in Investing	(202,801)	(67,734)	(437,401)	(230,166)

Cash Flows From Financing Activities
Net Increase (Decrease) in Debt	100,000	(62,000)	210,000	(52,000)
Capitalized Debt Issuance Costs	(1,986)	(10,409)	(1,986)	(10,409)
Dividends Paid	(3,117)	(3,110)	(6,228)	(6,213)
Other	3	1	(36)	150

Net Cash Provided by (Used in) Financing	94,900	(75,518)	201,750	(68,472)

Net Increase in Cash and Cash Equivalents	$19,180	$4,599	$7,527	$1,747

CABOT OIL & GAS RESULTS -- Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
As Reported - Net Income	$21,682	$25,502	$50,378	$73,082
Reversal of Selected Items, Net of Tax:
(Gain) Loss on Sale of Assets (1)	(2,720)	9,596	(3,191)	1,629
Stock-Based Compensation Expense	1,478	3,875	3,477	7,091
Unrealized Loss (Gain) on Derivatives (2)	(584)	79	(220)	(511)

Net Income Excluding Selected Items	$19,856	$39,052	$50,444	$81,291

As Reported - Net Earnings Per Share	$0.21	$0.25	$0.49	$0.71
Per Share Impact of Reversing Selected Items	(0.02)	0.13	-	0.07

Net Earnings Per Share Including Reversal of Selected Items	$0.19	$0.38	$0.49	$0.78

Weighted Average Common Shares Outstanding	103,915	103,640	103,855	103,581

(1)

The gain on sale of assets in 2010 primarily relates to the sale of the Woodford Shale Prospect offset by an impairment charge related to properties held for sale. The loss on sale in 2009 primarily relates to the sale of our Canadian properties in April 2009, partially offset by a gain on sale of assets from the first quarter 2009 sale of Thornwood properties in the North region.

(2)

This unrealized loss (gain) is included in Natural Gas Production Revenues in the Condensed Consolidated Statement of Operations and represents the mark to market change related to the Company’s natural gas basis swaps.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Discretionary Cash Flow
As Reported - Net Income	$21,682	$25,502	$50,378	$73,082
Plus / (Less):
Unrealized Loss (Gain) on Derivatives	(942)	126	(355)	(815)
Income Charges Not Requiring Cash	79,802	69,151	158,579	140,443
(Gain) Loss on Sale of Assets	(4,387)	16,562	(5,146)	3,855
Deferred Income Tax Expense	13,375	11,903	29,091	38,252
Exploration Expense	-	10,397	8,426	16,863

Discretionary Cash Flow	109,530	133,641	240,973	271,680
Changes in Assets and Liabilities	17,551	14,210	2,205	28,705

Net Cash Provided by Operations	$127,081	$147,851	$243,178	$300,385

Net Debt Reconciliation
(In thousands)

	June 30, 2010	December 31, 2009

Long-Term Debt	$1,015,000	$805,000
Stockholders’ Equity	1,845,904	1,812,514

Total Capitalization	$2,860,904	$2,617,514

Total Debt	$1,015,000	$805,000
Less: Cash and Cash Equivalents	(47,685)	(40,158)

Net Debt	$967,315	$764,842

Net Debt	$967,315	$764,842
Stockholders’ Equity	1,845,904	1,812,514

Total Adjusted Capitalization	$2,813,219	$2,577,356

Total Debt to Total Capitalization Ratio	35.5%	30.8%
Less: Impact of Cash and Cash Equivalents	1.1%	1.1%

Net Debt to Adjusted Capitalization Ratio	34.4%	29.7%